Exhibit 23.5

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 (File No. 333-265532) of U.S. Energy Corp., of our report dated June 10, 2022, relating to balance sheets as of December 31, 2021 and 2020, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to financial statements, of Woodford Petroleum LLC, which was filed as an exhibit to the Current Report on Form 8-K of U.S. Energy Corp., as filed with the Securities and Exchange Commission on June 10, 2022.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

September 2, 2022